Cooper Standard Reports Record 2015 Results

NOVI, Mich., February 22, 2016 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the fourth quarter and full year 2015.

Fourth Quarter 2015 Highlights

•	Net income totaled $21.7 million, up $34.5 million vs. fourth quarter 2014

•	Adjusted net income totaled $56.2 million or $3.01 per fully diluted share

•	Adjusted EBITDA totaled $91.3 million, up 26.5 percent year-over-year

•	Free cash flow generated was $123.8 million, up $79.3 million vs. fourth quarter 2014

Full Year 2015 Highlights

•	Net income totaled $111.9 million, up 161.5 percent vs. 2014

•	Adjusted net income totaled $168.7 million or $9.16 per fully diluted share

•	Adjusted EBITDA totaled $362.4 million, up 16.3 percent year-over-year

•	Free cash flow generated was $104.1 million, up $125.2 million vs. 2014

During the fourth quarter 2015, the Company generated net income of $21.7 million, or $1.16 per diluted share, and adjusted EBITDA of $91.3 million on sales of $854.4 million. These results compare to a net loss of $12.8 million or $(0.79) per diluted share and adjusted EBITDA of $72.2 million on sales of $767.9 million in the fourth quarter of 2014. The Company's adjusted EBITDA margin for the fourth quarter 2015 was 10.7 percent compared to 9.4 percent in the fourth quarter 2014.

“This marks the fifth consecutive quarter in which we were able to deliver significant year-over-year margin improvement,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are very proud of our global team and their engagement around our world-class operating initiatives to serve our customers and drive record results in 2015. Although the bar has been raised significantly, we expect to further improve margins and cash flow in 2016.”

Fourth quarter 2015 net income excluding restructuring and other special items ("adjusted net income"), totaled $56.2 million, or $3.01 per diluted share. Adjusted net income in the prior year period was $15.3 million, or $0.88 per diluted share.

For the full year 2015, the Company reported net income of $111.9 million, or $6.08 per diluted share, and adjusted EBITDA of $362.4 million on sales of $3.34 billion. By comparison, the Company reported net income of $42.8 million, or $2.39 per diluted share, and adjusted EBITDA of $311.5 million on sales of $3.24 billion in 2014. The Company’s adjusted EBITDA margin for 2015 was 10.8 percent compared to 9.6 percent in 2014. Excluding the negative impact of foreign currency exchange rates of $34.8 million, adjusted EBITDA in 2015 was $397.2 million.
Adjusted net income for 2015 was $168.7 million or $9.16 per diluted share. This compares to adjusted net income of $86.0 million or $4.81 per diluted share in 2014.
Adjusted net income and adjusted EBITDA are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), are provided in the attached supplemental schedules.
Operational Overview
Consolidated
Fourth quarter 2015 sales increased by $86.5 million or 11.3 percent compared to the fourth quarter of 2014. The year-over-year increase is largely attributable to favorable volume and mix, and additional revenue from the acquisition of Huayu-Cooper Standard Sealing Systems Co. ("Shenya"), partially offset by a $61.1 million impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, sales in the fourth quarter of 2015 were $915.5 million, an increase of 19.2 percent over the fourth quarter of 2014.
Fourth quarter adjusted EBITDA increased by $19.1 million or 26.5 percent compared to the fourth quarter of 2014. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, improved supply chain performance and the incremental adjusted EBITDA provided by the acquisition of Shenya. These favorable items were partially offset by a $5.0 million impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, adjusted EBITDA for the fourth quarter of 2015 was $96.3 million.
North America
Cooper Standard’s North America segment reported sales of $451.4 million in the fourth quarter of 2015, an increase of 12.7 percent when compared to $400.5 million in sales recorded in the fourth quarter of 2014. The increase was attributable to improved volume and mix, partially offset by the unfavorable impact of foreign currency exchange rates and customer price adjustments. Excluding the impact of exchange rates,

North America segment sales were $462.1 million, an increase of $61.6 million or 15.4 percent higher than the fourth quarter of 2014.
North America segment profit was $58.5 million, or 13.0 percent of sales, in the fourth quarter of 2015. This compared to segment profit of $16.2 million, or 4.1 percent of sales in the fourth quarter of 2014. The segment results in the fourth quarter 2014 included an impairment charge of $18.1 million. Excluding this charge, North America segment profit in the fourth quarter 2014 would have been $34.3 million. The year-over-year improvement was driven primarily by gains in operating efficiencies, improved volume and mix, and lower material costs, partially offset by the impact of higher incentive accruals, inflationary pressure and customer price adjustments.
Europe
Cooper Standard’s Europe segment reported sales of $249.2 million in the fourth quarter of 2015 compared to $259.3 million in the fourth quarter of 2014. The decrease was attributable to unfavorable foreign currency exchange rates, partially offset by improvements in volume and product mix. Excluding the impact of foreign currency exchange rates, Europe segment sales were $284.8 million for the quarter, up 9.8 percent versus the prior year.
The Europe segment reported a segment loss of $16.1 million in the fourth quarter of 2015, compared to segment loss of $17.5 million in the fourth quarter of 2014. The segment results for the fourth quarter 2015 included restructuring expense of $16.2 million and an impairment charge of $2.3 million. Segment loss in the fourth quarter of 2014 included restructuring expense of $5.6 million and an impairment charge of $6.1 million. Excluding these items, Europe segment profit was $2.4 million in the fourth quarter of 2015 compared to a segment loss of $5.8 million in the fourth quarter of 2014. This improvement was attributable to increased operating efficiency, lower material costs, higher sales volume and favorable product mix, partially offset by unfavorable foreign currency exchange rates.
Asia Pacific
Cooper Standard’s Asia Pacific segment reported sales of $135.5 million in the fourth quarter of 2015, an increase of 89.4 percent compared to $71.6 million in the fourth quarter of 2014. The year-over-year increase is largely attributable to the consolidation of revenue from the Shenya acquisition, and improved volume and mix. Excluding growth from acquisitions and the impact of unfavorable foreign currency exchange rates, sales in the Asia Pacific segment increased $18.0 million in the quarter, representing a 25.1 percent year-over-year organic growth rate.
The Asia Pacific segment reported segment profit of $0.3 million in the fourth quarter of 2015, compared to segment profit of $2.3 million in the fourth quarter 2014. The year-over-year change was primarily the result of higher SGA&E expenses as the Company establishes its footprint and infrastructure for growth based on its expanded booked business pipeline, as well as higher depreciation and amortization expense and negative impact of foreign currency exchange rates. These factors were partially offset by incremental consolidated income from the Shenya acquisition and improved volume and mix.
South America
Cooper Standard’s South America segment reported sales of $18.3 million in the fourth quarter of 2015 compared to $36.4 million in the fourth quarter of 2014. The decrease was attributable to lower overall vehicle production in Brazil and unfavorable foreign currency exchange rates.
The South America segment incurred a segment loss of $24.0 million in the fourth quarter of 2015 compared to a loss of $5.9 million in the fourth quarter of 2014. The segment loss in the fourth quarter of 2015 included an asset impairment charge of $19.3 million. Excluding the impairment charge, the segment loss in the fourth quarter 2015 was $4.7 million compared to a segment loss of $5.9 million in the fourth quarter 2014.
Cash Flow and Liquidity
At December 31, 2015, Cooper Standard had cash and cash equivalents totaling $378.2 million, compared to $232.0 million at the end of the third quarter 2015 and $267.3 million at December 31, 2014. The sequential quarterly and full year increases were driven by improved cash from operations and a continued focus on reducing capital spending and working capital. Free cash flow (defined as cash provided by operating activities minus capital expenditures) improved to $123.8 million in the fourth quarter of 2015 compared to $44.5 million in the fourth quarter of 2014. For the full year 2015, free cash flow increased to $104.1 million compared to ($21.0) million in 2014. In addition to cash and cash equivalents, the Company had $137.4 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $515.6 million at December 31, 2015.
Total debt at December 31, 2015 was $777.9 million compared to $778.7 million at December 31, 2014. Net debt (defined as total debt minus cash and cash equivalents) at December 31, 2015 was $399.7 million compared to $511.4 million at December 31, 2014. Cooper Standard’s net debt-to-book capitalization ratio was 28.7 percent at December 31, 2015 while its net leverage ratio was lowered to 1.1 times trailing 12 months adjusted EBITDA.

Outlook
The Company has issued 2016 full year guidance as follows:

Current Guidance 22-Feb-16
Revenue	$3.35 - $3.4 billion
Adjusted EBITDA Margin	11.3% - 11.8%
Capital Expenditures	$155 - $165 million
Cash Restructuring	$45 - $55 million
Cash Taxes	$50 - $60 million
Key Assumptions
NA Production	18.2 million units
European Production	21.2 million units
Avg. Full Year FX rates
Euro	1EUR = $1.12 USD
Canadian Dollar	1 CAD = $0.79 USD
Mexican Peso	$1.00 USD = 16.3 MXN
Conference Call Details
Cooper Standard management will host a conference call and webcast on February 23 at 9 a.m. ET to discuss its fourth quarter 2015 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 43387026 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.
About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 29,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release contains certain “forward-looking statements.” Our use of words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” ”would,” “may,” “will,” “forecast,” or other similar expressions, is intended to identify forward-looking statements that represent our current judgment about possible future events or results. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial debt; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our term loan facility and the ABL facility; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers' needs for new and improved products; the possibility that our acquisition strategy may not be successful; product liability, warranty and recall claims brought against us; environmental, health and safety laws and other laws and regulations; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; the concentrated ownership of our stock which may allow a few owners to exert significant control over us; and our dependence on our subsidiaries for cash to satisfy our obligations.

This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF NET INCOME (LOSS)
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$854,402	$767,874	$3,342,804	$3,243,987
Cost of products sold	700,567	650,066	2,755,691	2,734,558
Gross profit	153,835	117,808	587,113	509,429
Selling, administration & engineering expenses	90,467	73,115	329,922	301,724
Amortization of intangibles	3,073	4,112	13,892	16,437
Impairment charges	21,611	26,273	21,611	26,273
Restructuring charges	19,035	5,724	53,844	17,414
Other operating (profit) loss	(8,033)	1,458	(8,033)	(16,927)
Operating profit	27,682	7,126	175,877	164,508
Interest expense, net of interest income	(10,419)	(10,272)	(38,331)	(45,604)
Equity earnings	1,641	1,962	5,683	6,037
Other (expense) income, net	(148)	(3,726)	9,759	(36,658)
Income (loss) before income taxes	18,756	(4,910)	152,988	88,283
Income tax (benefit) expense	(2,834)	7,456	41,218	42,810
Net income (loss)	21,590	(12,366)	111,770	45,473
Net (income) loss attributable to noncontrolling interests	75	(450)	110	(2,694)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$21,665	$(12,816)	$111,880	$42,779

Weighted average shares outstanding
Basic	17,435,978	16,140,831	17,212,607	16,695,356
Diluted	18,673,788	16,140,831	18,414,994	17,896,089

Earnings per share
Basic	$1.24	$(0.79)	$6.50	$2.56
Diluted	$1.16	$(0.79)	$6.08	$2.39

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2015	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$378,243	$267,270
Accounts receivable, net	455,187	377,032
Tooling receivable	102,877	124,015
Inventories	149,645	166,531
Prepaid expenses	30,016	25,626
Other	73,513	93,524
Total current assets	1,189,481	1,053,998
Property, plant and equipment, net	765,369	716,013
Goodwill	149,219	135,169
Intangibles, net	70,702	82,309
Deferred tax assets	49,299	41,059
Other assets	80,222	97,082
Total assets	$2,304,292	$2,125,630
Liabilities and Equity
Current liabilities:
Debt payable within one year	$45,494	$35,631
Accounts payable	400,604	322,422
Payroll liabilities	127,609	94,986
Accrued liabilities	107,713	75,005
Total current liabilities	681,420	528,044
Long-term debt	732,418	743,106
Pension benefits	176,525	191,805
Postretirement benefits other than pensions	52,963	60,287
Deferred tax liabilities	4,914	5,001
Other liabilities	41,253	44,692
Total liabilities	1,689,493	1,572,935
Redeemable noncontrolling interest	—	3,981
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	513,764	492,959
Retained earnings	306,713	195,233
Accumulated other comprehensive loss	(217,065)	(139,243)
Total Cooper-Standard Holdings Inc. equity	603,429	548,966
Noncontrolling interests	11,370	(252)
Total equity	614,799	548,714
Total liabilities and equity	$2,304,292	$2,125,630

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
	(Unaudited)
Operating Activities:
Net income	$111,770	$45,473	$45,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	100,535	96,143	95,597
Amortization of intangibles	13,892	16,437	15,431
Impairment charges	21,611	26,273	—
Stock-based compensation expense	13,955	12,587	11,576
Equity earnings, net of dividends related to earnings	(3,766)	(3,767)	(5,723)
Loss on extinguishment of debt	—	30,488	—
Gain on divestitures and sale of investment in affiliate	(8,033)	(18,809)	—
Gain on remeasurement of previously held equity interest	(14,199)	—	—
Deferred income taxes	(2,698)	8,816	27,479
Other	725	542	2,902
Changes in operating assets and liabilities:
Accounts and tooling receivable	(72,546)	(17,934)	(49,786)
Inventories	12,848	888	(31,823)
Prepaid expenses	5,348	277	(5,981)
Accounts payable	61,063	(11,460)	58,369
Accrued liabilities	75,424	(3,674)	(7,939)
Other	(45,544)	(11,231)	(22,099)
Net cash provided by operating activities	270,385	171,049	133,257
Investing activities:
Capital expenditures, including other intangible assets	(166,267)	(192,089)	(183,336)
Proceeds from divestitures and sale of investment in affiliate	33,500	50,602	—
Acquisition of businesses, net of cash acquired	(34,396)	(21,217)	(13,504)
Investment in joint ventures	(4,300)	—	—
Return on equity investments	—	951	2,120
Proceeds from sale of fixed assets and other	5,069	4,357	3,636
Net cash used in investing activities	(166,394)	(157,396)	(191,084)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	737,462	—
Repurchase of Senior Notes and Senior PIK Toggle Notes	—	(675,615)	—
Proceeds from issuance of Senior PIK Toggle Notes, net of debt issuance costs	—	—	194,357
Purchase of noncontrolling interest	(1,262)	(18,487)	(1,911)
Repurchase of common stock	—	(5,162)	(217,549)
Proceeds from exercise of warrants	9,277	9,022	11,253
Increase (decrease) in short term debt, net	(9,008)	334	(486)
Borrowings on long-term debt	151	6,609	7,073
Principal payments on long-term debt	(8,863)	(4,273)	(3,930)
Preferred stock cash dividends paid	—	—	(4,747)
Taxes withheld and paid on employees' share based payment awards	(2,028)	(4,214)	(5,985)
Excess tax benefits on stock options	320	4,098	—
Other	(177)	(363)	(1,122)
Net cash provided by (used in) financing activities	(11,590)	49,411	(23,047)
Effects of exchange rate changes on cash and cash equivalents	18,572	19,836	(5,311)
Changes in cash and cash equivalents	110,973	82,900	(86,185)
Cash and cash equivalents at beginning of period	267,270	184,370	270,555
Cash and cash equivalents at end of period	$378,243	$267,270	$184,370

The following table details segment profit (loss):
(Dollar amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Segment profit (loss)
North America	$58,509	$16,237	$215,487	$136,682
Europe	(16,058)	(17,514)	(22,435)	(28,062)
Asia Pacific	318	2,297	4,063	3,524
South America	(24,013)	(5,930)	(44,127)	(23,861)
Consolidated income (loss) before income taxes	$18,756	$(4,910)	$152,988	$88,283

Non-GAAP Measures

EBITDA, adjusted EBITDA and adjusted net income are measures not recognized under United States Generally Accepted Accounting Principles (U.S. GAAP) and which exclude certain non-cash and non-recurring items. Management considers EBITDA, adjusted EBITDA and adjusted net income to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income (loss) adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted net income is defined as net income (loss) adjusted to reflect certain unusual, non-cash or non-recurring items that management does not consider to be reflective of the Company's core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA and adjusted net income as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA, adjusted EBITDA and adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA and adjusted net income differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income (loss) (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(dollar amounts in thousands)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$21,665	$(12,816)	$111,880	$42,779
Income tax (benefit) expense	(2,834)	7,456	41,218	42,810
Interest expense, net of interest income	10,419	10,272	38,331	45,604
Depreciation and amortization	29,150	27,838	114,427	112,580
EBITDA	$58,400	$32,750	$305,856	$243,773
Restructuring (1)	19,035	5,689	53,844	17,188
Impairment charges (2)	21,611	26,273	21,611	26,273
Gain on remeasurement of previously held equity interest (3)	—	—	(14,199)	—
(Gain) loss on divestiture (4)	(8,033)	3,376	(8,033)	(14,568)
Loss on extinguishment of debt (5)	—	200	—	30,488
Amortization of inventory write-up (6)	—	—	1,419	—
Settlement charges (7)	—	3,637	—	3,637
Stock-based compensation (8)	(32)	(22)	(71)	2,770
Acquisition costs	285	347	1,637	740
Other	40	(91)	301	1,236
Adjusted EBITDA	$91,306	$72,159	$362,365	$311,537

(1)	Includes non-cash restructuring.

(2)	Impairment charges in 2015 related to fixed assets of $13,630 and intangible assets of $7,981. Impairment charges in 2014 related to fixed assets of $24,573 and intangible assets of $1,700.

(3)	Gain on remeasurement of previously held equity interest in Shenya.

(4)	Gain on sale of hard coat plastic exterior trim business in 2015, and thermal and emissions product line in 2014.

(5)	Loss on extinguishment of debt relating to the repurchase of our Senior Notes and Senior PIK Toggle Notes.

(6)	Amortization of write-up of inventory to fair value related to the Shenya acquisition.

(7)	Settlement charges relating to the U.S. pension plans that were amended to offer a one-time voluntary lump sum window to certain terminated vested participants.

(8)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Net Income and Adjusted Net Income
The following table provides reconciliation of net income to adjusted net income (loss):
(Unaudited; Dollar amounts in thousands except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$21,665	$(12,816)	$111,880	$42,779
Restructuring expense (net of tax)	18,175	5,714	52,027	17,301
Impairment charges (net of tax)	21,611	19,945	21,611	19,945
(Gain) Loss on divestiture (net of tax)	(5,221)	2,490	(16,821)	(12,810)
Loss on extinguishment of debt	—	—	—	18,779
Adjusted net income	$56,230	$15,333	$168,697	$85,994

Weighted average shares outstanding:
Basic	17,435,978	16,140,831	17,212,607	16,695,356
Diluted	18,673,788	17,333,382	18,414,994	17,896,089

Adjusted earnings per share:
Basic	$3.22	$0.95	$9.80	$5.15
Diluted	$3.01	$0.88	$9.16	$4.81

Free Cash Flow

The following table defines free cash flow (unaudited):
(Dollar amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$160,412	$82,331	$270,385	$171,049
Capital expenditures	(36,606)	(37,790)	(166,267)	(192,089)
Free cash flow	$123,806	$44,541	$104,118	$(21,040)